UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Lions Gate Entertainment Corp.

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Table of Contents

Lionsgate Overhead / Revenue Percentage Compared To Other Media Companies	Page 2
Lionsgate Share Price Performance (Compared To Other Media Companies And Broader Indices)	Page 4
Benefits of July 20 Deleveraging Transaction	Page 5
Illustrative Profile of Sample TV Show	Page 6
Illustrative Profile of Sample Theatrical Title	Page 7
Lionsgate Backlog Compared To Revenue	Page 8
Background Information On Proxy	Page 9
Response To Allegations In Icahn's Presentation	Page 10

Forward-Looking Statements

Certain statements in this document may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Carl Icahn and certain of his affiliates and associates, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010, its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010, and the Company's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “targets”, “positions”, “expects,” “intends,” “plans,” “projects,” “believes,” “provides”, “estimates” (or use of “E”), “forecasts” and similar expressions are used to identify these forward-looking statements.  All estimates and projections used in this document are based on Lionsgate management estimates and projections, unless otherwise stated.

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Lionsgate’s Overhead

▪         During fiscal 2010, Lionsgate's Compensation Committee retained the services of Mercer (US), Inc. ("Mercer"), outside compensation consultants, to assist the committee in evaluating the Lionsgate's compensation programs, policies and objectives, and to provide advice and recommendations on the amount and form of executive and director compensation. Mercer reviewed and used the Entertainment Industry Survey created by third-party compensation firm Towers Perrin to assess Lionsgate's executive compensation levels for the top ranking executive officers of Lionsgate, relative to the market. The Towers Perrin survey included a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest ranking 20 executive officers of Lionsgate, matched by total compensation and level relative to Lionsgate's identified peer group. Mercer determined that Lionsgate's executive pay levels are generally below the 25th percentile of the Towers Perrin market data in terms of base salary, total cash compensation and total direct compensation, which is consistent with the Compensation Committee's targeted value for total direct compensation. As used herein the term "total direct compensation" means the aggregate amount of the executive's base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in Lionsgate's financial reporting. (1)

Note 1. Excerpted from preliminary proxy statement. Please see page 29 of Lionsgate's preliminary proxy statement filed on December 2, 2010 for further information

Lionsgate’s Overhead as a % of Revenue Compared to Other Media Companies

	Fiscal Year Ended In
Company:	2009	2008	2007	2006
Lionsgate Entertainment Corp*	11.4%	9.3%	8.7%
DreamWorks Animation SKG, Inc.	13.2%	17.0%	13.5%
Viacom, Inc-Filmed Entertainment Segment (excludes certain corporate expenses)	9.2%	8.7%	8.2%
Viacom, Inc-Consolidated	20.1%	19.9%	19.8%
News Corporation**	20.2%	20.3%	18.1%
Time Warner, Inc- Filmed Entertainment Segment (excludes certain corporate expenses)	15.1%	16.4%	13.8%		Marvel Entertainment 9 months Sep 30
Time Warner, Inc- Consolidated	23.9%	25.2%	23.7%		2009	2008
Marvel Entertainment, Inc.-consolidated***	na	20.5%	30.3%	35.0%	25.3%	23.1%
Marvel Entertainment, Inc.-Film Production Segment***	na	6.2%	not avail	not avail	8.9%	10.6%

* Lionsgate fiscal periods ended 2010, 2009, 2008

(Note: 2009 increase driven by TV Guide which was deconsolidated in subsequent period and $5.7 million in corporate defense cost, 8.9% excluding these items)

** News Corporation fiscal periods ended 2010, 2009 and 2008

*** Marvel fiscal periods ended 2008, 2007 and 2006

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3

Share Price Performance

  Over a range of periods since January 1, 2000, Lionsgate has either significantly outperformed or performed generally in line with the S&P 500 and the S&P Media Index
  Additionally, over the last 3 and 5 year periods, most of Lionsgate’s more direct comparables, such as MGM, Overture, TWC, Miramax and other studios, have failed or gone through significant restructurings due to the significant turmoil in the media industry during that time period

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Importance of Deleveraging Transaction to the 2011 and 2012 Convertible Maturity / Put Profile

▪         Lionsgate significantly reduced near term debt obligations through conversion to equity at premium to trading price at the time of its July 2010 deleveraging exchange transaction

Notes • $110MM of the 2.9375% convertible notes due 2024 with its first put date in Oct 2011 • $59.5MM of the 3.625% convertible notes due 2025 with its first put date in March 2012

5

Illustrative Financial Profile of 7 Season Television Show

Ultimate P&L
($000's)

Total Revenue	306,400
Total Costs	(236,600)
Contribution	69,800
Contribution Margin	22.8%

($000’s)

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Illustrative Financial Profile of Sample Theatrical Title

Ultimate P&L
($000s)

Total Revenue	69,072
Total Costs	(56,934)
Contribution	12,138
Contribution Margin	17.6%

($000’s)

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Illustration of Backlog to Revenue

It is important to understand:

1)      Revenue always exceeds backlog

2)      Theatrical and home entertainment revenue and certain other revenue which are not contracted for do not go through back log

3)      It is also important to understand that each title goes through industry established exploitation windows where a sale is generally very likely and the amount reasonably predictable based on box office or the success of television series

Lionsgate Entertainment Corp	Year Ended March 31
	2010	2009	2008	2007
	(in thousands)

Revenue	$ 1,583,718	$ 1,466,374	$ 1,361,039

Backlog at end of year	$ 448,900	$ 499,500	$ 437,400	$ 320,200

Backlog as of beginning of year as % of following years revenue	32%	30%	24%

Theatrical and home entertainment revenue represented the following amounts of revenue:

	Year Ended March 31
	2010	2009	2008
	(in millions)
Theatrical and home entertainment revenue	$ 748	$ 899	$ 837
As a percent of total revenue	47%	61%	61%

Remaining revenue from backlog and additional sales contracts in the period	$ 836	$ 568	$ 524
Backlog as of beginning of year as a % of remaining revenue	60%	77%	61%
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Background Information on Lionsgate's Proxy Statement Filings, Mailing and Record Date

Lions Gate Entertainment Corp.’s (“Lionsgate”) 2010 annual meeting, which was planned to be held in September, was delayed because of litigation initiated by Carl Icahn in the Supreme Court of British Columbia.  That court enjoined Lionsgate from setting the record date for the annual meeting until it rendered a decision.  The court rendered a decision against Carl Icahn on November 1, and Lionsgate set the record date for its annual meeting as soon as practicable thereafter, subject to applicable law and listing rules.  On November 8, Lionsgate publicly announced that the annual meeting would occur on December 14 and arranged to send proxy materials to its shareholders on November 19.

                The date of Lionsgate’s annual meeting was dictated by Canadian law.  Under the British Columbia Business Corporation Act, Lionsgate is required to hold its annual meeting within 15 months of its prior meeting, which means that Lionsgate must hold the annual meeting before December 15, 2010. [1]

                Lionsgate filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its annual meeting on November 19.  At the time Lionsgate filed its proxy statement, Carl Icahn had not announced any alternative slate or made public any intention to announce an alternative slate of directors.  In addition, in the weeks prior to Lionsgate's filing of its proxy statement Lionsgate was in settlement discussion talks with Carl Icahn to resolve the outstanding litigation and give Carl Icahn board representation.  In these discussions, Carl Icahn asked the Company privately to delay its proxy statement and shareholder meeting to permit further settlement discussions. Accordingly, Lionsgate’s proxy statement did not make reference to Carl Icahn or to the possibility that he may undertake a solicitation in opposition.  Lionsgate had a good faith belief at the time of filing the proxy statement that it was not required to file the proxy statement in preliminary form.

                After Lionsgate mailed its proxy materials to shareholders, Lionsgate was contacted by the SEC.  Based on an SEC interpretation of the rule requiring preliminary proxies to be filed where there may be a solicitation in opposition, the SEC requested that Lionsgate refile its proxy statement in substantially identical form as a preliminary proxy statement, notwithstanding the fact that Carl Icahn had not declared any solicitation in opposition at the time Lionsgate mailed its proxy statement.  The SEC also requested that Lionsgate change the color of its proxy card from white to another color, not accept the earlier version of the proxy cards and not commence solicitation of the new cards until Monday, December 6 (the same date as Carl Icahn would be permitted to solicit proxy cards).

                On December 2, Lionsgate refiled its proxy statement in preliminary form as requested by the SEC.  This proxy statement is virtually identical to the version that was sent to shareholders on November 19, with the only changes being references to a new blue-colored proxy card, the addition of a brief factual description of Carl Icahn’s solicitation in opposition and a statement that proxy cards will be accepted up until the annual meeting.  Lionsgate requested that the SEC accelerate the normal 10-calendar day period between the filing of a preliminary and definitive proxy statement in order to permit Lionsgate to file the definitive proxy statement and commence mailing it to shareholders on Monday, December 6.  The SEC has indicated that it will approve Lionsgate’s request and Lionsgate expects to file the proxy statement in definitive form and to begin sending it to shareholders on Monday.

[1] Section 182(1) of the British Columbia Business Corporations Act.  The Company’s previous annual meeting occurred on September 15, 2009.

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Icahn Misstatements vs. the Truth

Icahn Misstatement	Truth
False Statements About Lionsgate’s Performance and Governance
Lionsgate is “losing and lagging behind”

•         Lionsgate achieved its best ever EBITDA and revenue in 2010.

•         Lionsgate’s revenues have grown from $183 million in fiscal 2000 to approximately $1.6 billion in fiscal 2010.

•         Lionsgate’s revenues continue to grow in fiscal 2011, with revenue for the first two quarters of $783 million.

Lionsgate’s common shares have “significantly underperformed”

•         Over the past ten years, Lionsgate stock has appreciated by 341%, while, over the same timeframe, the S&P 500 declined 10% and the S&P 500 Media Index declined 33%. [2]

•         Over the past 12 months, Lionsgate stock has appreciated by 49%, while, over the same timeframe, the S&P 500 appreciated 9% and the S&P 500 Media Index appreciated 26%. [3]

Lionsgate has a “poor governance track record”

•         Lionsgate meets all the characteristics of good corporate governance, with an annually elected board, 10 of 12 directors being independent, significant board ownership of common stock and a track record of listening to and working with shareholders.

Overhead spending and compensation have “ballooned to epic proportions”

•         Lionsgate’s overhead to corporate revenue percentage was 7.6% in fiscal 2010, one of the lowest in the industry. [4]

•         Lionsgate was cited in November 2010 as the most efficient company in the entertainment industry measured by revenue per employee. [5]

•         Lionsgate established a limited rabbi trust of customary size to fund its cash severance obligations for certain executive officers to enable them to focus on successfully running the business despite Carl Icahn’s continuing distractions in his ongoing takeover attempt.

False Statements About Lionsgate’s Directors
Only three of Lionsgate’s directors have operating experience in the entertainment industry	• Nine of Lionsgate’s 12 directors have relevant media experience. • All of Lionsgate’s 12 directors have relevant business and corporate governance experience.
False statements regarding Hardwick Simmons

•         Mr. Simmons was hired by The Prudential to turn around Prudential Securities which was both losing money and had an as yet unrecognized limited partnership problem that would ultimately cost Prudential Securities almost two billion in fines and settlements.  Mr. Simmons cleaned up Prudential Securities in the first four years of his leadership and on an operating basis Prudential Securities became The Prudential’s leading business in terms of return on invested capital.

•         Starting in 2002, NASDAQ shares issued to NASD members as a result of Nasdaq’s spin off from the NASD began to be traded in small quantities on the “pink sheets” marketplace once the lock up ended.  There was little float, and as a result, few buyers, thus the stock drifted lower.  The NASDAQ officially went public on the NASDAQ Exchange in 2005 when Mr. Simmons was no longer with the NASDAQ.

•         Mr. Simmons was a stockbroker in San Diego in 1967 at Hayden Stone and moved to Cogan, Berlind, Weill & Levitt in 1970 as part of a business combination between the two companies.

False statements regarding Michael Burns

•         Lionsgate made an equity investment in Next Point, Inc., an unaffiliated third party, and as part of its investment was entitled to a board seat.  Michael Burns joined the board of Next Point at the time the investment was made.  Lionsgate believes that Next Point’s performance and growth prospects have been strong since the time of its investment.

•         The deleveraging transaction did not cost Lionsgate shareholders $14.5 million as Carl Icahn suggests.  As described below, the non-cash charge of $14.5 million recorded by Lionsgate represents the difference between the value of the common stock issued and the carrying amount of the converted debt.  Contrasted with the non-cash accounting charge, Lionsgate will save approximately $3.2 million in cash interest expense it would have had to pay in the absence of the deleveraging transaction.

False statements regarding Harald Ludwig

•         Carl Icahn makes unsupported statements impugning Harald Ludwig, characterizing him as having “the longest tenure of failure on the Lions Gate board, and the longest history of embracing cronyism, having served on the board since its inception.”  This statement is unsubstantiated and false.  Carl Icahn cites the 5-year share price history of Lionsgate's stock, but Mr. Ludwig has been involved with Lionsgate in key roles since its founding in 1997.  Over the past ten years of Mr. Ludwig’s tenure on the Board, Lionsgate stock has appreciated by 341%, while, over the same timeframe, the S&P 500 declined 10% and the S&P 500 Media Index declined 33%. [6]

•         Carl Icahn also baselessly impugns Mr. Ludwig's business experience, which consists of over 30 years of business and investment experience as, among other things, a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles.  Lionsgate believes that it benefits substantially from Mr. Ludwig’s experience and from his current service to Lionsgate as Co-Chairman of the Board, Chairman of the Special Committee of the Board, Chairman of the Strategic Advisory Committee of the Board, and a member of the Compensation Committee of the Board.

False statements regarding G. Scott Paterson

•         Nine years ago, Mr. Paterson agreed to a settlement of administrative proceedings with the Ontario Securities Commission. There was no allegation that any statute, regulation or Commission policy statement had been violated. Mr. Paterson was not fined, as Icahn claims. Mr. Paterson made a voluntary payment and reimbursed costs. Mr. Paterson was not barred from acting as a director of a brokerage, as Icahn claims. Mr. Paterson agreed not to seek registration for two years while continuing to work in the investment industry if he wished. Mr. Paterson continued to serve on boards of directors of public companies throughout this period.

•         Icahn claims that Mr. Paterson "was about to made Vice Chairman of the Toronto Stock Exchange".  In fact, Mr. Paterson did serve as Vice Chairman of the Toronto Stock Exchange. Risk Metrics/ISS has withdrawn past criticism of Mr. Paterson in connection with the administrative matter. Mr. Paterson holds an ICD.D designation granted by the Institute of Corporate Directors, the professional body representing the director community in Canada.

•         Icahn claims that Mr. Paterson has no media or any operating company experience. Mr. Paterson’s operating experience includes building Yorkton Securities into Canada’s pre-imminent technology and media investment bank. Under his leadership, Yorkton was ranked by Brendan Wood International as the #1 underwriter of Canadian film, television, technology, internet and biotech companies. In his final fiscal year as Chairman & Chief Executive Officer, Yorkton reported audited revenue of CDN $244 million and pre-tax profit of $56 million. Mr. Paterson's operating company experience also includes serving as Chairman and Chief Executive Officer of publicly traded digital media pioneer JumpTV Inc. (now called NeuLion Inc. after a merger). The company is a world leader in Internet Television, with its principal clients being the NFL, NBA, NHL and 170 NCAA schools and conferences. Under Mr. Paterson's leadership, JumpTV raised over CDN $200 million of equity capital, including a US $65 million IPO underwritten by Morgan Stanley.

False Statements About Lionsgate’s Deleveraging Transaction
Lionsgate’s deleveraging transaction in July was designed to entrench current management

•         Carl Icahn’s attempts to attack the deleveraging transaction in court as an entrenchment device have all been unsuccessful.

•         The British Columbia Supreme Court upheld the deleveraging transaction after a full trial, finding that its primary purpose was to lower Lionsgate’s indebtedness.

•         Icahn’s numerous out-of-context quotes were all presented to the British Columbia Supreme Court at trial which found them unconvincing in light of the full evidence of the proper purpose and benefits of the deleveraging transaction.

•         The deleveraging transaction was cited approvingly in Wall Street analyst reports and was noted by Moody’s as a reason that Moody’s upgraded Lionsgate’s credit rating.

The deleveraging transaction cost Lionsgate shareholders $14.5 million.

•         Under applicable accounting rules, Lionsgate recorded a non-cash charge of $14.5 million.  This non-cash charge represents the difference between the value of the common stock issued and the carrying amount of the converted debt.  Contrasted with the non-cash accounting charge, Lionsgate will save approximately $3.2 million in cash interest expense it would have had to pay in the absence of the deleveraging transaction.

Lionsgate “conspired” to evade the standstill agreement with Icahn

•         During the standstill period, Lionsgate only discussed the possibility of an issuance of less than 5% of the stock as permitted by the standstill agreement.

•         When presented with this argument and full evidence, the British Columbia Supreme Court found that the negotiation of the issuance of 4.9%, followed by an agreement after the standstill period for a larger issuance, was contemplated by the standstill agreement.

The conversion price on the new notes was too low.

•         Icahn’s attempts to compare his tender offer price to the conversion price ignores control premium issues and the benefits of deleveraging.

•         The conversion price was at a premium to the then-market price, allowing Lionsgate to effect the deleveraging on better terms than it would likely have realized by issuing stock and using proceeds to repurchase debt.

Lionsgate changed its insider trading policy to facilitate the deleveraging transactions	• The change in the insider trading policy had been previously discussed by Lionsgate’s board and was approved by the directors not affiliated with the deleveraging transactions.
Other False Statements
Lionsgate disregarded proxy rules	• Lionsgate’s filing of a definitive proxy statement for the December 14 meeting was based on its good faith interpretation of the applicable law.
Lionsgate has imposed an “early proxy cut-off”	• Lionsgate has clearly disclosed in the proxy statement filed on December 2 that Lionsgate shareholders may vote until the polls close during the annual meeting.
Lionsgate’s “poison pill overdose”

•         Over 70% of Lionsgate’s shares were voted in favor of adopting the shareholder rights plan at the May 2010 special meeting, with the opposing balance mostly that of Carl Icahn.

•         The shareholder rights plan was implemented to ensure that all Lionsgate shareholders are treated equally and fairly in connection with any proposals to acquire effective control of Lionsgate.

•         The first rights plan was closely modeled on recent Ontario precedents designed to protect against exactly the kind of creeping control offer Carl Icahn was pursuing at the time, and the second rights plan had different terms based on plans that had been upheld numerous times in Canada.

Lionsgate’s credit agreements were “designed to deter a proxy fight”

•         The “change of control” clause in the credit agreements were requested by the administrative agent, a fact attested to by the agent in a British Columbia proceeding.

•         Lionsgate was forced to amend its credit agreement and incur significant expenses after Carl Icahn proceeded to buy up shares despite his full knowledge of the credit agreement terms.

[2] From November 30, 2000 – November 26, 2010. Source: Factset.

[3] From November 30, 2009 – November 26, 2010. Source: Factset.

[4] Excludes TV Guide, stock based compensation and corporate defense charges.

[5] Chip Brian, “Lions Gate Entertainment is Among the Companies in the Movies & Entertainment Industry with the Highest Level of Efficiency.”  Zacks Investment Research. 25 November 2010.

[6] From November 30, 2000 – November 26, 2010. Source: Factset.

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Additional Information

This presentation does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators in connection with the annual meeting of shareholders and any proxy statement filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate and Lionsgate will file a definitive proxy statement with the SEC.  Lionsgate has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a directors’ circular with Canadian securities regulators regarding the pending unsolicited tender offer of Carl Icahn and certain of his affiliates and associates.  SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Annual Meeting or the unsolicited tender offer of Carl Icahn and certain of his affiliates and associates for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s proxy statement filed with the SEC on December 2, 2010 and the definitive proxy statement that will be filed thereafter, its Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. To the extent that holders of Lionsgate securities change after the date of the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

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